Exhibit 10.1

NONBINDING TERM SHEET

OF

TIANCI INTERNATIONAL, INC.

This Nonbinding term sheet summarizes the principal terms of a proposed acquisition of Ezytronic Sdn. Bhd. by Tianci International, Inc. This term sheet is for discussion purposes only; except as otherwise provided herein, there is no obligation on the part of any negotiating party until definitive agreements are signed by all parties. The transactions contemplated by this term sheet are subject to the satisfactory completion of due diligence. This term sheet does not constitute either an offer to sell or an offer to purchase securities.

Acquirer:	Tianci International, Inc., a Nevada corporation (the “Company”) (OTCQB: CIIT).
Target(s):	Ezytronic Sdn. Bhd., a company organized under the laws of Malaysia (“EZY”)
Acquisition:

The Company seeks to acquire up to 1,000,000 ordinary shares of EZY, representing up to 100% of the issued and outstanding securities of EZY (the “Acquisition”). Upon the consummation of the Acquisition, EZY will become a wholly-owned subsidiary of the Company.

Purchase Price:	To be mutually determined based upon the valuation of EZY and the Company. The purchase price shall be payable in shares of common stock of the Company, par value $0.0001 (the “Shares”).
Restricted Securities:

EZY acknowledges that the Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and will be subject to significant restrictions on transfer. EZY acknowledges and agrees that it and the beneficial owners of the Shares will have no right to sell, assign, pledge, hypothecate, distribute (as a dividend or otherwise), transfer or otherwise dispose of or encumber the Shares (except by will or by the laws of descent and distribution), unless the Company shall first have been provided with an opinion of counsel acceptable to the Company that such sale is exempt from such registration under the Securities Act of 1933, as amended, and any applicable federal and state securities laws.

Closing Conditions:

Standard conditions to closing, which shall include, among other things, (i) satisfactory completion of financial, tax and legal due diligence, (ii) negotiation and execution of mutually acceptable definitive documents evidencing the transactions contemplated herein, and (iii) receipt of all necessary approvals.

Affiliate Relationships:

700,000 ordinary shares of EZY, representing 70% of the issued and outstanding securities of EZY, are held by Mr. Tan Poh Hee, the father-in-law of Ms. Chuah Su Mei, the Chief Executive Officer and Director of the Company.

300,000 ordinary shares of EZY, representing 30% of the issued and outstanding securities of EZY, are held by Mr. Jerry Ooi Jau Long, an independent director of the Company.

Non-Competition/ Non-Solicitation Agreements:	Each existing shareholder and key employees of EZY will enter into non-competition and non-solicitation agreements in a form reasonably acceptable to the Company.

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Due Diligence:

The existing shareholders will give and cause EZY to give the Company and the Company’s accountants, attorneys and consultants and all other representatives and agents full access to EZY’s management, accountants, advisors, properties, operating and financial data, records, agreements and other information relating to EZY and its operations to the extent reasonably requested by the Company. The existing shareholders will use their best efforts to keep the Company informed of any material changes that have occurred or may occur affecting the business, results of operations, condition (financial or otherwise) or prospects of EZY.

Definitive Agreements:

The Acquisition will be made pursuant to one or more definitive agreements including without limitation, a share exchange agreement reasonably acceptable to the Company and EZY, which agreement will contain, among other things, appropriate representations and warranties of the Company and EZY, covenants of the Company an EZY reflecting the provisions set forth in this term sheet and appropriate conditions to closing which will include, among other things, compliance with all applicable United States securities laws.

Exclusivity:

The parties agree to work in good faith expeditiously towards a closing. EZY and its existing shareholders agree that they will not, for a period commencing on the date of the full execution of this term sheet and ending on January 31, 2019, take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than the Company relating to the sale or issuance, of any of the capital stock of EZY or the acquisition, sale, lease, license or other disposition of EZY or any material part of the stock or assets of EZY and shall notify the Company promptly of any inquiries by any third parties in regards to the foregoing.

Closing Date:	The closing of the Acquisition is anticipated to occur on or before January 31, 2019, or such other date as the parties may mutually determine.
Expenses:	Each party shall be responsible for its own fees and expenses related to this transaction.
Governing Law:

This Term Sheet shall be governed by the laws of the State of Nevada without regard to its principles of conflicts of law and may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by the party to be bound. This Term Sheet is intended solely for the benefit of the parties and is not intended to confer, and shall not be deemed to confer, any benefits upon, or create any rights for or in favor of, any other person.

Notice:

All notices and other communications provided for herein shall be in writing (including by telecopier) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or telecopier numbers set forth below their names on the signature pages hereof, or at or to such other address or telecopier number as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be effective (i) if delivered by hand, upon delivery; (ii) if sent by mail or overnight courier, upon the earlier of the date of receipt or five business days after deposit in the mail, first class, postage prepaid; and (iii) if sent by telecopy, upon receipt provided that a hard copy of such notice or other communication is sent via first class mail, postage prepaid within one business day following transmission by telecopy.

Non-Binding:	This term sheet merely represents our present understanding with respect to the intended transaction described herein and is not binding upon and creates no rights, either expressed or implied, in favor of any party, except that this Section and the Sections entitled “Exclusivity”, “Expenses”, and “Governing Law” shall be binding upon the parties subject thereto.

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This Term Sheet has been executed by the parties as of October 29, 2018.

TIANCI INTERNATIONAL, INC.	EZY:

By: /s/ Chuah Su Mei	By: /s /Ooi Jau Long
Chuah Su Mei	Ooi Jau Long
Chief Executive Officer
Address: N. 45-2, Jalan USJ 21-10
Address: No. 45-2 Jalan USJ 21/10	Subong Jaya 47640
Subong Jaya 47640	Selangor Darul Ehsan, Malaysia
Selangor Darul Ehsan, Malaysia

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